EXHIBIT 11.1

                           AMCON Distributing Company
                  Statement of Computation of Per Share Earnings
              for the years ended September 30, 1997, 1996, and 1995

                                                   Primary Earning Per Share
                                                for the years ended September 30,
                                            -----------------------------------------
                                                1997           1996          1995
                                            -----------    -----------    -----------
1.  Weighted average common
     shares outstanding                       2,449,903      2,445,903      2,449,357

2.  Weighted average of net additional
     shares outstanding assuming dilutive
     warrants exercised and proceeds used
     to purchase treasury stock                   3,024              -         28,690
                                            -----------    -----------    -----------
3.  Weighted average number of common
     and common equivalent shares
     outstanding                              2,452,927      2,445,903      2,478,047
                                            ===========    ===========    ===========

4.  Net income                              $ 1,940,534    $ 1,336,374    $   921,560

    Accretion of preferred stock                      -        (83,333)      (100,000)
                                            -----------    -----------    -----------
    Net income attributable to common
     shareholders                           $ 1,940,534    $ 1,253,041    $   821,560
                                            ===========    ===========    ===========

5.  Earnings per common and common
     equivalent share attributable to
     common shareholders                          $0.79          $0.51          $0.33
                                            ===========    ===========    ===========



                                                Fully-diluted Earnings Per Share
                                                for the years ended September 30,
                                            -----------------------------------------
                                                1997           1996          1995
                                            -----------    -----------    -----------
1.  Weighted average common
     shares outstanding                       2,449,903      2,445,903      2,449,357

2.  Weighted average of net additional
     shares outstanding assuming dilutive
     warrants exercised and proceeds used
     to purchase treasury stock                   8,000              -         28,690
                                            -----------    -----------    -----------
3.  Weighted average number of common
     and common equivalent shares
     outstanding                              2,457,903      2,445,903      2,478,047
                                            ===========    ===========    ===========

4.  Net income                              $ 1,940,534    $ 1,336,374    $   921,560

    Accretion of preferred stock                      -        (83,333)      (100,000)
                                            -----------    -----------    -----------
    Net income attributable to common
     shareholders                           $ 1,940,534    $ 1,253,041    $   821,560
                                            ===========    ===========    ===========

5.  Earnings per common and common
     equivalent share attributable to
     common shareholders                          $0.79          $0.51          $0.33
                                            ===========    ===========    ===========
